Exhibit 10.1

AMENDED AND RESTATED

INVESTMENT ADVISORY aGREEMENT

by and BETWEEN

REDWOOD ENHANCED INCOME CORP.

AND

Redwood Capital Management, LLC

This Amended and Restated Investment Advisory Agreement made this 30th day of September, 2022 (this "Agreement"), by and between REDWOOD ENHANCED INCOME CORP., a Maryland corporation (the "Company"), and REDWOOD CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the "Adviser").

WHEREAS, the Company is a newly organized, non-diversified closed-end management investment company that intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory and management services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services;

WHEREAS, the Company and the Adviser desire to amend and restate that certain Investment Advisory Agreement dated March 31, 2022 in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.            Duties of the Adviser.

(a)          The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the "Board of Directors"), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company's filings with the Securities and Exchange Commission, as the same may be amended from time to time, (ii) in accordance with the Investment Company Act, the Advisers Act and all other applicable federal and state law and (iii) in accordance with the Company's charter and bylaws, each as amended or restated from time to time. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, close, service and monitor the Company's investments; (iv) determine the securities and other assets that the Company will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies and their sponsors; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its assets. The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company's investments and the placing of orders for other purchase or sale transactions on behalf of the Company.

In the event that the Company determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Company's behalf, subject to the oversight and approval of the Board of Directors.

If it is necessary or convenient for the Adviser to make investments on behalf of the Company through a subsidiary or special purpose vehicle or to otherwise form such subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the Investment Company Act.

(b)          The Adviser hereby accepts such retention as investment adviser and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.

(c)          Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a "Sub-Adviser") pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company's investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject in all cases to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, the Advisers Act and other applicable federal and state law.

(d)          For all purposes herein provided, the Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)          The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Company, shall specifically maintain all books and records with respect to the Company's portfolio transactions and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company's request, provided that the Adviser may retain a copy of such records.

2.            The Company's Responsibilities and Expenses Payable by the Company. All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

Except as provided herein or in another agreement between the Company and the Adviser, the Company shall bear all other costs and expenses of its operations and transactions, including those relating to: (a) the Company's organization and offering costs in excess of $1.0 million; (b) the Base Management Fee (as defined below) and any Incentive Fee (as defined below); (c) calculating the Company's net asset value, including the cost of any third-party valuation services and software; (d) the cost of effecting sales and repurchases of shares of the Company's common stock and other securities (except to the extent covered by clause (a) above); (e) fees payable to third parties relating to, or associated with, making investments, including fees and expenses associated with performing due diligence and reviews of prospective investments or complementary businesses, whether or not the investment is consummated; (f) expenses incurred by the Adviser in performing due diligence and reviews of investments; (g) research expenses incurred by the Adviser (including subscription fees and other costs and expenses related to Bloomberg Professional Services); (h) amounts incurred by the Adviser in connection with or incidental to acquiring or licensing software and obtaining research; (i) distributions on the Company's common stock; (j) expenses related to leverage, if any, incurred to finance the Company's investments, including rating agency fees, interest, preferred stock dividends, obtaining lines of credit, loan commitments and letters of credit for the account of the Company and its related entities; (k) transfer agent and custodial fees and expenses; (l) bank service fees; (m) fees and expenses associated with marketing efforts; (n) federal and state registration fees and any stock exchange listing fees; (o) fees and expenses associated with independent audits and outside legal costs; (p) federal, state, local and foreign taxes (including real estate, stamp or other transfer taxes), including costs in connection with any tax audit, investigation or review, or any settlement thereof; (q) complying with Sections 1471 through 1474 of the Code (generally referred to as "FATCA") and/or any foreign account reporting regimes and certain regulations and other administrative guidance thereunder, including the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development, or similar legislation, regulations or guidance enacted in any other jurisdiction, which seeks to implement tax reporting and/or withholding tax regimes as well as any intergovernmental agreements and other laws of other jurisdictions with similar effect; (r) fees and expenses of directors who are not "interested persons" (as defined in Section 2(a)(19) of the Investment Company Act) of the Company or the Adviser; (s) brokerage fees and commissions; (t) fidelity bond, directors and officers, errors and omissions liability insurance and other insurance premiums; (u) the costs of any reports, proxy statements or other notices to the Company's stockholders, including printing costs; (v) costs of holding stockholder meetings; (w) litigation, indemnification and other non-recurring or extraordinary expenses; (x) any governmental inquiry, investigation or proceeding to which the Company and/or an investment is a related party or is otherwise involved, including judgments, fines, other awards and settlements paid in connection therewith; (y) other direct costs and expenses of administration and operation, such as printing, mailing, long distance telephone and staff; (z) costs associated with the Company's reporting and compliance obligations, including under the Investment Company Act and applicable federal and state securities laws (including reporting under Sections 13 and 16 under the Securities Exchange Act of 1934, as amended, and anti-money laundering compliance); (aa) dues, fees and charges of any trade association of which the Company is a member; (bb) costs associated with the formation, management, governance, operation, restructuring, maintenance (including any amendments to constituent documents), winding up, dissolution or liquidation of entities; (cc) fees, costs and expenses incurred in connection with or incidental to co-investments or joint ventures (whether or not consummated) that are not borne by co-investors or joint venture partners; (dd) the allocated costs incurred by the Adviser in its capacity as administrator (the "Administrator") in providing managerial assistance to those portfolio companies that request it; and (ee) all other expenses incurred by either the Administrator or the Company in connection with administering the Company's business, including payments under the administration agreement dated as of March 18, 2022 (as amended from time to time, the "Administration Agreement") that will be based upon the Company's allocable portion of overhead, and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including the fees of any sub-administrator, rent, technology systems (including subscription fees and other costs and expenses related to Bloomberg Professional Services and the Adviser's third-party Order Management System), insurance and the Company's allocable portion of the cost of compensation and related expenses of its chief compliance officer and chief financial officer and their respective staffs.

3.            Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a base management fee (the "Base Management Fee") and an incentive fee (the "Incentive Fee"), each as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser's designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a)          The Base Management Fee shall be calculated at a quarterly rate equal to 0.375% (i.e., 1.50% annually) of the Company’s Weighted Average Net Asset Value for the quarter; provided that the quarterly base management fee will be decreased to 0.25% (i.e., 1.00% annually) of the value of the Company’s Weighted Average Net Asset Value during any extension of the period in which the Company may complete a listing of shares of the Company’s common stock on a national securities exchange or a merger or other transaction in which investors receive cash or shares of a publicly-listed issuer. “Weighted Average Net Asset Value” means, at the time of any calculation, the weighted average shares outstanding multiplied by the average of the beginning net asset value per share and ending net asset value per share (prior to management and incentive fees) of a period of time.

(b)          The Incentive Fee shall consist of two parts, as follows:

(i)	One part of the Incentive Fee (the "Income Incentive Fee") will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter. For this purpose, Pre-Incentive Fee Net Investment Income means interest income, dividend income and any other income, including any other fees (other than fees for providing managerial assistance, such as amendment, commitment, origination, prepayment penalties, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies, accrued during the calendar quarter, minus the Company's operating expenses for the quarter (including the Base Management Fee, any expenses payable under the Administration Agreement and any interest expense or amendment fees under any credit facility and distributions paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee Net Investment Income, expressed as a percentage of the value of the Company's net assets at the end of the immediately preceding calendar quarter, will be compared to a hurdle. The Company will pay the Adviser an Income Incentive Fee with respect to each calendar quarter as follows:

•	no Income Incentive Fee for any calendar quarter in which Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of one and a half percent (1.50%) per quarter (6.00% annualized);

•	one hundred percent (100%) of Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than the percentage at which amounts payable to the Adviser pursuant to the income incentive fee equal fifteen percent (15%) of the Company's Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. This portion of the Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than 1.76%) is referred to as the "catch-up." The "catch-up" is meant to provide the Adviser with 15% of the Company's Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply; and

•	fifteen percent (15%) of the amount of the Company's Pre-Incentive Fee Net Investment Income, if any, that exceeds 1.76% in any calendar quarter (7.04% annualized).

These calculations will be pro rated for any period of less than a full calendar quarter and will be adjusted for share issuances or repurchases during the relevant quarter, if applicable.

(ii)	The second part of the Incentive Fee (the "Capital Gains Fee") will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below) and will equal 15% of the Company's cumulative aggregate realized capital gains from the date of this Agreement through the end of that calendar year, computed net of the Company's cumulative realized capital losses and the Company's cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid Capital Gains Fees. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

The Company shall accrue the Capital Gains Fee if, on a cumulative basis, the sum of net realized gains/(losses) plus net unrealized appreciation/ (depreciation) is positive.

4.            Covenants of the Adviser. The Adviser hereby covenants that it is registered as an investment adviser under the Advisers Act. The Adviser hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.            Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company's portfolio, and constitutes the best net result for the Company.

6.            Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Adviser's proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Company has been provided with a copy of the Adviser's proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Company. The Adviser shall be responsible for reporting the Company's proxy voting activities, as required, through periodic filings on Form N-PX.

7.            Limitations on the Employment of the Adviser. The services of the Adviser to the Company are not, and shall not be, exclusive. The Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Company, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser's right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Company and the Adviser and by the Adviser's Allocation Policy, the Adviser and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, "Managed Accounts"), in transactions that may or may not correspond with transactions effected or positions held by the Company or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Company; provided that the Adviser allocates investment opportunities to the Company, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Company of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Company. Moreover, it is understood that when the Adviser determines that it would be appropriate for the Company and one or more Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Company and for such Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time. In such situations, the Adviser may (but is not required to) place orders for the Company and each Managed Account simultaneously or on an aggregated basis. If all such orders are not filled at the same price, the Adviser may cause the Company and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Company and all relevant Managed Accounts on each applicable day. If all such orders cannot be fully executed under prevailing market conditions, the Adviser may allocate the investment opportunities among participating accounts in a manner that the Adviser considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Adviser deems relevant.

8.            Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, member, partner, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, member, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company and not as a manager, member, partner, officer and/or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

9.            Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third-party beneficiary hereof) (collectively, the "Indemnified Parties") and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser's duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of the reckless disregard of the Adviser's duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder). Furthermore, no Indemnified Party shall be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or (C) a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the Company’s securities were offered or sold as to indemnification for violations of securities laws.

10.          Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years from such date and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors or the "vote of a majority of the outstanding voting securities" (as such term is defined in Section 2(a)(42) of the Investment Company Act) of the Company and (b) the vote of a majority of the Company's Directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

This Agreement may be terminated at any time, without the payment of any penalty, upon not less than 60 days' written notice, by the "vote of a majority of the outstanding voting securities" (as such term is defined in Section 2(a)(42) of the Investment Company Act) of the Company, by the vote of the Board of Directors or by the Adviser.

This Agreement shall automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

11.          Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.          Amendments. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

13.          Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

14.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

redwood enhanced income corp.

By:	/s/ Sean Sauler
Name: Sean Sauler
Title: Co-President

REDWOOD CAPITAL MANAGEMENT, LLC

By:	/s/ Sean Sauler
Name: Sean Sauler
Title: Deputy CEO

[Signature Page to Investment Advisory Agreement]